EXHIBIT 10.1

Share Sale Agreement

No More Knots Holdings Pty Ltd ACN 656 670 736 (the Buyer)

Jentrevorkel Pty Ltd ACN 141 848 311 as trustee for The KJTT

Investment Trust (the Seller)

Kelly Renae Townsend (the Guarantor)

Share Sale Agreement

Details		6

Agreed terms		7

1.	Defined terms & interpretation	7
1.1	Defined terms	7
1.2	Interpretation	12
1.3	Headings	13

2.	Conditions Precedent	13

2.1	Conditions	13
2.2	Waiver of Conditions	14
2.3	Conduct of the parties	14
2.4	Failure of Condition (Buyer)	14
2.5	Failure of Condition (Seller)	14
2.6	Effect of termination	15

3.	Sale and purchase	15

3.1	Agreement to sell and purchase Shares	15
3.2	Waiver of pre-emptive rights	15

4.	Purchase Price	15

4.1	Amount and payment	15
4.2	Adjustment of the Purchase Price	16
4.3	Indebtedness	16
4.4	Cleared funds	17
4.5	Apportionment of Purchase Price	17

5.	Property Valuation costs	17

6.	Completion	17

6.1	Time and place	17
6.2	Obligations of the Seller	17
6.3	Obligations of the Buyer	18
6.4	Simultaneous actions at Completion	19
6.5	Records	19
6.6	Property Transactions	19

7.	Completion Accounts	19

7.1	Completion Accounts	19
7.2	Basis of preparation	20
7.3	Access to information	20
7.4	Review of Completion Accounts	20
7.5	Independent Accountant	20

8.	Obligations before Completion	21

8.1	Continuity of business	21
8.2	Restrictions on actions prior to Completion	21
8.3	Dividends	23

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9.	Title and risk	23

9.1	Title	23
9.2	Possession	23

10.	Trading responsibilities	23

10.1	Profits and Losses	23
10.2	Liabilities	23
10.3	Receivables	23

11.	Assignment or novation of Business Contracts	24

11.1	Assignment	24
11.2	Consent to transfer of Business Contracts	24
11.3	Performance of Business Contracts	24
11.4	Use or occupation pending transfer	24
11.5	Seller and Service Entity to cooperate generally	25
11.6	Buyer’s indemnity	25
11.7	Seller’s indemnity	25
11.8	Transfer of Business Contract unavailable	25
11.9	Change of control provisions in contracts	26

12.	Warranties by Seller	26

12.1	Warranties	26
12.2	Reliance of Buyer	26
12.3	Indemnity	26
12.4	Application of the Warranties	26
12.5	Qualifications	26
12.6	Financial limits on Claims	26
12.7	Time limits on Claims	27
12.8	Other limits on Claims	27
12.9	Maximum aggregate liability for Claims	27
12.10	Exclusions	27
12.11	Warranty payments	27
12.12	Deduction from payments	28
12.13	Benefits or credits received by a Company or the Purchaser	28

13.	Tax indemnity	28

13.1	Indemnity	28
13.2	Payment of Tax Claims	28
13.3	Notification of potential Tax Claims	28
13.4	Conduct of Tax Claims	29
13.5	No discussions with Revenue Authority	29
13.6	Refunds	29
13.7	Purchase Price adjustment	29

14.	Representations by the Buyer	30

14.1	Representations	30

15.	Employees and Contractors	30

15.1	Offers of employment	30
15.2	Release of employment of Transferring Employees	30
15.3	Seller’s payment obligations	30
15.4	Prior Service	31
15.5	Assumption of leave benefits	31
15.6	Seller’s indemnity	31
15.7	Seller’s Obligations	31
15.8	Contractor Agreements	31

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16.	Restraint	32

16.1	Defined terms	32
16.2	Prohibited activities	32
16.3	Duration of prohibition	32
16.4	Geographic application of prohibition	33
16.5	Interpretation	33
16.6	Exceptions	33
16.7	Acknowledgments	33

17.	Guarantee and indemnity	34

17.1	Guarantee	34
17.2	Indemnity	34
17.3	Liability to continue	34
17.4	No release	34

18.	Confidentiality and publicity	35

18.1	Confidentiality	35
18.2	Announcements	35

19.	GST	35

19.1	Interpretation	35
19.2	GST gross up	35
19.3	Going concern	35
19.4	Reimbursements	35
19.5	Tax invoice	36

20.	Notices and other communications	36

20.1	Service of notices	36
20.2	Effective on receipt	36

21.	Miscellaneous	36

21.1	Alterations	36
21.2	Approvals and consents	36
21.3	Assignment	36
21.4	Costs	36
21.5	Stamp duty	36
21.6	Survival	37
21.7	Counterparts and Electronic Copies	37
21.8	No merger	37
21.9	Entire agreement	37
21.10	Further action	37
21.11	Severability	37
21.12	Waiver	37
21.13	Relationship	37
21.14	Governing law and jurisdiction	37

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Details

Date	18 March 2022

Parties

No More Knots	Address: 62 Astor Terrace, Spring Hill QLD 4000	Buyer

Holdings Pty Ltd ACN 656 670 736	Email: ali@premalife.com.au

Jentrevorkel Pty Ltd ACN 141 848 311 as trustee for the KJTT Investment Trust ABN	Address: Level 18, 344 Queen Street, Brisbane QLD 4000	Seller

Kelly Renae Townsend	Address: 237 Hulcombe Road, Highvalue QLD 4520	Guarantor

Background

A.	The Seller legally owns the Shares.
B.	The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms and conditions set out in this Agreement.
C.	In consideration of the Buyer agreeing to enter into this Agreement at the request of the Guarantor, the Guarantor has agreed to guarantee the obligations of the Seller under this Agreement.

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Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this document:

Accounting Standards means the Australian Accounting Standards.

Accounts means the pro forma balance sheets or consolidated balance sheets of the Business as at the Accounts Date and the pro forma profit and loss statements or consolidated profit and loss statements of the Business for the financial year ending on the Accounts Date.

Accounts Date means 15 March 2022.

Adjusted EBITDA means the EBITDA on the consolidated basis of the Companies for the year ending 30 June 2022 and is to be determined with the Accounting Standards. The EBITDA is to be calculated based on pre and post completion earnings and is to be notionally adjusted to remove the impacts of the following items:

(a)	Private expenditure incurred by the Seller prior to Completion;

(b)	Extra-ordinary items;

(c)	Small capital purchases (expensed 100% via the profit and loss); and

(d)	Expenditure relating to new growth projects where the expenditure exceeds associated revenues.

Assessment means any letter, request, advice, notice, demand, notice of assessment, amended assessment or determination, deemed assessment, other communication, instrument or document lodged under self-assessment or issued, served or made by or on behalf of a Revenue Authority, whether before or after the date of this document, as a result of which a Company is liable to make a payment for Tax or is not entitled to any credit, rebate, refund, relief, allowance, deduction, or tax loss.

Assets means the assets held by the Companies including:

(a)	the Minimum Cash Balance;

(b)	the Goodwill;

(c)	the Plant and Equipment;

(d)	the Book Debts;

(e)	the Stock;

(f)	the Business Contracts;

(g)	the Property Leases;

(h)	the NMK IP;

(i)	the NMK Records; and

(j)	all other property, rights and assets of the Seller and the Service Entity used exclusively in the Business,

but does not include the Excluded Assets.

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Associate means in relation to a party to this document:

(a)	a related body corporate of the party or a company in which the party beneficially owns not less than 50% of the securities;

(b)	a trust (whether a unit trust, investment trust or other form of trust) of which the party is a beneficiary and from which the party has received 50% or more of the distributions made from that trust in the last two years before the date of this document;

(c)	a limited partnership whose general partner is a related body corporate of the party;

(d)	a general partnership all of whose general partners are related bodies corporate of the party;

(e)	a trust (whether a unit trust, investment trust or other form of trust) of which a related body corporate of the party is the responsible entity, trustee, manager or investment adviser of the trust;

(f)	where the party is a limited partnership, general partnership or a trust, any custodian of all or any of the assets of that limited partnership, general partnership or trust; or

(g)	where the party is an individual, the spouse, former spouse, mother, father, brother, sister or child over the age of 18 of the shareholder,

but does not include a Company.

Business means the businesses conducted by the Companies of providing massage, myotherapy, and related goods and services to clients in Brisbane from the Properties.

Business Contract/s means the agreements, arrangements, understandings and orders entered into, made or accepted by or on behalf of the Companies and the Service Entity in the conduct of the Business that are not fully performed as at the Completion Date.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Queensland, Australia.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Business Names means the business names as used exclusively by the Seller and the Companies in the Business at Completion (including but not limited to ‘No More Knots’ and ‘NMK’) and all associated goodwill.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this document.

Companies mean:

(a)	No More Knots Pty Ltd ACN 100 811 381;

(b)	No More Knots (Taringa) Pty Ltd ACN 146 411 869; and

(c)	No More Knots (Newmarket) Pty Ltd ACN 158 638 889.

Completion means completion of the sale and purchase of the Shares contemplated by this document as specified in clause 6.1.

Completion Accounts mean the accounts to be prepared in accordance with clause 7.

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Completion Date means 10 Business Days after all of the Conditions Precedents have been satisfied or waived, or such other date as agreed between the parties.

Completion Payment means $2,450,000 (being 85% of $3,000,000 less the Deposit).

Conditions Precedent means the conditions contained in clause 2.1.

Conditions Precedent Date means 1 April 2022.

Confidential Information means:

(a)	all information of, used by, related to or connected with the Business or the Companies, or their transactions, operations and affairs;

(b)	all other information treated by the Seller or Company as confidential;

(c)	all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

(d)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

but excluding:

(e)	information available to the public (other than through disclosure by either party or by a person to whom either party disclosed the Confidential Information); and

(f)	information the parties can prove they lawfully possessed before obtaining it in connection with this agreement.

Consultancy Agreement means the agreement between Kelly Renae Townsend and the Buyer or a nominee of the Buyer a proforma of which is contained in Schedule 8 of this agreement.

Contractors means all the persons contracted by the Service Entity and seconded by the Companies to conduct the Business, including those persons listed in section 2 of Schedule 6.

Corporations Act means the Corporations Act 2001 (Cth).

Deposit means $100,000 paid to the trust account of the Seller’s solicitor on behalf of the Buyer.

Determination Date means the day 10 Business Days after the date on which the Completion Accounts become final and binding on the Seller and the Buyer under this document.

Domain Names means the domain names used exclusively by the Asset Seller and the Company in the Business at Completion (including but not limited to www.nomoreknots.com.au) and all associated goodwill.

Earnout Payment 1 means $150,000, less any amounts due by any of the Seller or Guarantor under this Agreement that remain outstanding as of the Earnout Payment 1 Date.

Earnout Payment 2 means $150,000, less any amounts due by any of the Seller or Guarantor under this Agreement that remain outstanding as of the Earnout Payment 2 Date.

Earnout Payment 3 means $150,000, less any amounts due by any of the Seller or Guarantor under this Agreement that remain outstanding as of the Earnout Payment 3 Date.

Earnout Payment 1 Date means five Business Days after the date the audited financial accounts for the Business for the period 1 July 2021 to 30 June 2022 (the Test Period) have been completed.

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Earnout Payment 2 Date means 31 December 2022.

Earnout Payment 3 Date means 31 December 2022.

Employee/s means all the persons employed by the Seller or the Service Entity in the conduct of the Business at the Completion Date, including those persons listed in section 1 of Schedule 4.

Encumbrance includes mortgage, charge, lien, restriction against transfer, encumbrance and other third party interest.

Excluded Assets means the following assets of the Seller:

(a)	cash in hand, on deposit or at bank exceeding the Minimum Cash Balance; and

(b)	security deposits.

Financial Statements means the audited financial statements (including income statement, balance sheet, statement of cash flows, directors’ report, auditors’ report and notes attached to or intended to be read with the financial statements) of the Companies for the financial year ended on the Accounts Date and as at the Accounts Date;

Goodwill means the goodwill of the Business.

Income Tax means tax levied on profits by a Revenue Authority in any jurisdiction in which the Business operates (excluding any deferred tax liability and deferred tax asset).

Independent Accountant means a chartered accountant or firm of chartered accountants appointed under clause 7.5.

Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered) including:

(a)	business names;

(b)	trade or service marks;

(c)	brand names and logos;

(d)	websites, domain names and social media accounts or profiles;

(e)	any right to have information (including confidential information) kept confidential; and

patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know-how, logos, designs, design rights, copyright and similar industrial or intellectual property rights

Know How means the information or knowhow owned by, in the possession or control of the Asset Seller relating to the Business.

Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.

Material Adverse Change means a material and adverse change or event in relation to the structure, business, financial or trading position of the Business or any member of the Companies or in relation to the condition, assets or liabilities, profitability or prospects of any member of the Companies;

Minimum Cash Balance means the amount of $20,000.00.

Net Debt Amount means the amount of any debt facilities maintained by the Companies less the Minimum Cash Balance.

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NMK IP means all Intellectual Property Rights owned by, used by or licensed to the Service Entity and used in the conduct of the Business, including:

(a)	the Business Names;

(b)	the Trade Marks;

(c)	the Domain Names;

(d)	any right to have information (including confidential information) kept confidential; and

(e)	the Know How.

NMK Records means those Records created, used or maintained by the Service Entity exclusively in relation to the conduct of the Business.

Plant and Equipment means all plant, equipment, machinery, spare parts, furniture, fixtures, fittings, office machines, computer equipment and other assets, fittings or chattels owned by the Seller and used in the conduct of the Business, including those items listed in section 1 of Schedule 6.

Properties means the properties used by the Business, at the date of this document, as set out in Schedule 2.

Property Leases means the property leases set out in Schedule 2.

Property Lease Guarantee means the bank guarantees, bond amounts, security deposits or any other security amounts paid by the Companies, an Associate and/or Kelly Renae Townsend, as specified in each of the Property Leases, to secure the performance of any obligations under the Property Leases.

Property Transaction Agreements means the contract for the sale of:

(a)	85 Juliette Street, Greenslopes QLD 4120 described as Lot 272 on RP37423 between Kelly Renae Townsend and Rayont Properties Pty Ltd ACN 611 166 413 As Trustee; and

(b)	44 Marquis Street, Greenslopes QLD 4120 described as Lot 280 on RP37423 between the Service Entity and Rayont Properties Pty Ltd ACN 611 166 413 As Trustee.

Property Valuations means the valuation advisory reports prepared by Jones Lang LaSalle for Kelly Renae Townsend, for the property’s as specified in clause 5 and attached in Schedule 8.

Purchase Price means an amount determined in accordance with clause 4.1.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium including (without limitation) certificates of registration, minute books and statutory books and registers.

Revenue Authority means any person or agency authorised by law to impose, collect or otherwise administer any Tax.

Service Entity means Gnome Orwerk Pty Ltd ACN 100 811 327.

Shares means:

(a)	100 ordinary shares in No More Knots Pty Ltd ACN 100 811 381;

(b)	100 ordinary shares in No More Knots (Taringa) Pty Ltd ACN 146 411 869; and

(c)	100 ordinary shares in No More Knots (Newmarket) Pty Ltd ACN 158 838 889.

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Stock means all stocks, inventory, consumables, and other stock in trade owned relating to the Business at the Completion Date including goods in transit and stock ordered by and paid for by the Seller before Completion but not received by Completion.

Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, PAYG withholding, undistributed profits tax, payroll tax, value added tax, sales tax, GST, group tax, land tax, import duty, excise, stamp duty, municipal and water rates, withholdings of any nature whatever imposed by a Revenue Authority together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition, but for the avoidance of doubt excludes any deferred tax liability or deferred tax asset.

Tax Claim means a Claim arising out of an alleged or actual breach of a Tax Warranty or under the indemnity in clause 13.

Tax Warranties means the Warranties set out in Warranty 11 in Schedule 3.

Title Warranties means the Warranties set out in Warranty 1, Warranty 2, Warranty 3 and Warranty 4 in Schedule 3.

Trade Marks means the registered and unregistered trade marks owned by the Seller or the Companies, including those listed in Schedule 5, and all associated goodwill.

Transferring Employees means Employees who accept an offer of employment referred to in clause 15.1 from the Buyer.

Warranties means each of the representations and warranties given under clause 12 and set out in Schedule 3.

Working Capital Amount means the amount of capital required for the ordinary operation of the business over a fortnightly cycle.

1.2	Interpretation

In this document, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this document, and a reference to this document includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Brisbane, Australia time;

(g)	a reference to a party is to a party to this document, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

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(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are described in the same defined term) binds them jointly and severally;

(m)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(n)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this document or any part of it;

(o)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and

(p)	a reference to except as disclosed is to something fairly and accurately disclosed in this document or in the Disclosure Letter.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Conditions Precedent

2.1	Conditions

The sale of the Shares contemplated by this agreement and Completion is conditional on the following Conditions Precedent:

(a)	The Seller procuring the Employees to each enter into a new employment agreement with the Buyer or a nominee of the Buyer on terms acceptable to the Buyer;

(b)	The Seller procuring Contractors to each enter into a new contractor agreement with the Buyer or a nominee of the Buyer on terms acceptable to the Buyer;

(c)	The Buyer receiving approval from the Rayont Inc board as to the terms and conditions of this agreement;

(d)	Kelly Renae Townsend and the Buyer or a nominee of the Buyer entering into a Consultancy Agreement on terms agreed between the relevant parties;

(e)	The Buyer entering into a binding agreement with a financier under which that financier agrees to provide on Completion the funds necessary for the Buyer to satisfy its obligations under this agreement and otherwise on and subject to such other terms and conditions as are acceptable to the Buyer (Financial Accommodation) and such agreement is not terminated by the financier at any time before Completion;

(f)	All conditions precedent to draw down under the Financial Accommodation have been satisfied or waived (by the Buyer’s financer);

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(g)	The Seller, at its expense, obtaining consent to the deemed assignment of the Property Leases by the relevant landlords, to the Buyer or a nominee of the Buyer on or before Completion Date, provided that:

(i)	the relevant parties enter into a deed of consent assigning the Seller/the Service Entity’s interests in the Property Leases to the Buyer or a nominee of the Buyer; and

(ii)	in the event the consent has not been forthcoming by the Completion Date, then the Completion Date will be extended until 48 hours after consent has been given; and

(iii)	all parties sign all documents and do all things to obtain the landlord’s consent; and

(iv)	the parties agree that the condition of consent includes the unconditional release of the Seller from the Property Lease Guarantees; and

(v)	the Buyer provides a replacement of any Property Lease Guarantee paid or guaranteed by the Companies and/or Kelly Renae Townsend under the Property Leases;

(h)	The Buyer reimburses the Seller for the total invoiced amount paid for the Property Valuations as set out in clause 5; and

(i)	The Property Transaction Agreements becoming unconditional.

2.2	Waiver of Conditions

A Condition may only be waived in writing by a party entitled to the benefit of that Condition (as set out in clause 2.1) and will be effective only to the extent specifically set out in that waiver.

2.3	Conduct of the parties

Each party must use all reasonable endeavours within its own capacity to ensure that each Condition is satisfied as soon as reasonably practicable after execution of this agreement and in any event before 5.00pm on the Conditions Precedent Date.

2.4	Failure of Condition (Buyer)

The Buyer may terminate this agreement by giving notice in writing to the Seller if:

(a)	a Condition Precedent is or becomes incapable of being satisfied and has not been waived;

(b)	each Condition Precedent is not satisfied, or waived by the Buyer, before 5.00pm on the Conditions Precedent Date; or

(c)	a Condition Precedent, having been satisfied, does not remain satisfied in all respects at all times before Completion.

2.5	Failure of Condition (Seller)

The Seller may terminate this agreement by giving notice in writing to the Buyer if:

(a)	a Condition Precedent is or becomes incapable of being satisfied and has not been waived;

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(b)	each Condition Precedent is not satisfied, or waived by the Seller, before 5.00pm on the Conditions Date; or

(c)	a Condition Precedent, having been satisfied, does not remain satisfied in all respects at all times before Completion.

2.6	Effect of termination

On termination of this agreement under clause 2.4:

(a)	Clauses 17, 20 and 21 continue to apply;

(b)	the Seller will instruct the Seller’s solicitor to pay the Deposit to the Buyer immediately on termination of this agreement;

(c)	accrued rights and remedies of a party are not affected; and

(d)	subject to clauses 2.6(a) and (b), the parties are released from further performing their obligations under this agreement.

3.	Sale and purchase

3.1	Agreement to sell and purchase Shares

On Completion, the Seller as legal and beneficial owner of the Shares agree to sell the Shares to the Buyer, and the Buyer agrees to buy the Shares from the Seller:

(a)	free from Encumbrances;

(b)	with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this document; and

(c)	subject to this document.

3.2	Waiver of pre-emptive rights

The Seller and its Associates waive in favour of the Buyer any rights of pre-emption which the Seller or its Associates have or may have in respect of the sale of any of the Shares.

4.	Purchase Price

4.1	Amount and payment

(a)	The purchase price for the sale of the Shares is:

(i)	the Completion Payment payable on Completion;

(ii)	the Earnout Payment 1, payable on the Earnout Payment 1 Date if the Adjusted EBITDA for the Business during the Test Period is $700,000 or more;

(iii)	the Earnout Payment 2 is payable on the Earnout Payment 2 Date if:

(A)	Kelly Renae Townsend remains engaged in the Business, and assists the Buyer with a new Business location, in accordance with the Consultancy Agreement, for the period from Completion until the Earnout Payment 2 Date (or earlier if agreed by the parties); or

(B)	the Buyer elects not to proceed with the launch of a new Business location.

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(iv)	the Earnout Payment 3 is payable on the Earnout Payment 3 Date, if Kelly Renae Townsend remains engaged in the Business, in accordance with the Consultancy Agreement, for the period from Completion until the Earnout Payment 3 Date (or earlier if agreed by the parties).

subject to adjustment under clause 4.2.

4.2	Adjustment of the Purchase Price

(a)	If the Working Capital Amount is more than the Minimum Cash Amount, then on the Determination Date the Buyer must pay an amount equal to the excess to the Seller.

(b)	If the Working Capital Amount is less than Minimum Cash Amount, then on the Determination Date the Seller must pay an amount equal to the shortfall to the Buyer.

(c)	If the Net Debt Amount is less than zero, then on the Determination Date the Buyer must pay an amount to the Seller equal to the amount less than zero (expressed as a positive figure).

(d)	If the Net Debt Amount is more than zero, then on the Determination Date the Seller must pay to the Buyer an amount equal to the amount more than zero.

(e)	If Income Tax is payable by any of the Companies in relation to the period on or before the Completion Date, then on the Determination Date the Seller must pay an amount equal to the Income Tax to the Buyer.

(f)	If any Income Tax is refundable to any of the Companies or they are otherwise entitled to a credit or adjustment in relation to the period on before the Completion Date, then on the Determination Date the Buyer must pay an amount equal to the Income Tax refundable, the entitlement to a credit or adjustment to the Seller.

(g)	On the Determination Date, the Seller must pay an amount equal to

(i)	70% of 100% of the accrued annual leave;

(ii)	70% of 100% of the accrued time in lieu (relating to the flexi-days not taken);

(iii)	70% of 100% of the accrued long service leave for Transferring Employees with at least 5 years continuous service;

(iv)	30% of 70% of the accrued personal leave (sick/carer’s leave); and of the Transferring Employees as at Completion (the Employee Entitlement Amount).

(h)	The Seller must provide an updated list of Employee Entitlement Amount at least Two (2) Business Days prior to Completion.

4.3	Indebtedness

Prior to Completion the Seller will procure that:

(a)	the Seller and each of its Associates have each discharged in full any indebtedness of such person or entity to the Companies (whether or not then due for payment); and

(b)	the Companies have each discharged in full any indebtedness of such person to any of the Seller and each of its Associates (whether or not then due for payment), with effect from the Completion Date.

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4.4	Cleared funds

All payments under this clause 4 must be paid by bank cheque, or electronic funds transfer to an account or accounts nominated by the Seller or otherwise in cleared funds.

4.5	Apportionment of Purchase Price

The parties acknowledge and agree the Purchase Price will be apportioned by each parties own accountant for each parties’ own purposes.

5.	Property Valuation costs

The Buyer will reimburse the Seller for the total invoiced amount paid, as set out in the table below for the Property Valuations conducted on each of the following property’s:

Property	Invoiced amount, $ incl GST
85 Juliette Street, Greenslopes QLD 4120	$1,650
Greenslopes	$2,145
285 Enoggera Road, Newmarket QLD 4051	$3,080
$6,875

6.	Completion

6.1	Time and place

Completion will take place at 2.00pm on the Completion Date at the offices of Steindls Lawyers or another time and place agreed by the parties.

6.2	Obligations of the Seller

At or before Completion, the Seller must:

(a)	deliver to the Buyer duly executed and completed transfers in favour of the Buyer of the Shares, together with the relevant share certificates (if any);

(b)	produce to the Buyer any power of attorney or other authority under which the transfers of the Shares are executed;

(c)	deliver to the Buyer duly executed releases, in a form reasonably acceptable to the Buyer, from any Encumbrance(s) over the Shares or the assets of the Companies;

(d)	evidence that the Companies have been released from any obligations, guarantees or securities given by the Companies;

(e)	provide evidence that the assets of the Companies are free from Encumbrances;

(f)	cause the board of directors of each Company to resolve that the transfers of the Shares be approved and registered;

(g)	cause the persons notified in writing by the Buyer before Completion to be appointed as directors and secretary (as applicable) of the Companies with effect from Completion;

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(h)	cause the resignation of the persons listed in the second and third columns of the table in Schedule 1 as directors and secretary (as applicable) of each Company with effect from Completion and procure those persons to provide the relevant Company with an acknowledgment that he or she has no claim against the Company for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise;

(i)	cause the revocation, with effect from Completion, of all authorities relating to bank accounts of each Company;

(j)	deliver to the Buyer all Records relating to the Companies (other than those which the Seller are entitled to retain under clause 6.5);

(k)	deliver to the Buyer all keys and codes required to gain access to the Properties used by the Companies, all computer systems and all other assets sold under this document, by making them available at those Properties;

(l)	deliver to the Buyer the common seal (if any) and corporate registers of each Company;

(m)	deliver fully executed copies of the Property Leases;

(n)	deliver fully executed copies of the new employment agreements;

(o)	deliver fully executed copies of the new contractor agreements;

(p)	deliver a fully executed copy of the Consultancy Agreement; and

(q)	do all other things necessary or desirable to transfer the Shares to enable the Buyer to exercise any rights or receive any benefits in connection with the Shares.

(r)	all of the Assets, title to which passes by delivery at the places where they are located;

(s)	deliver duly executed transfers or assignments of any other Assets which the Seller is able to obtain before Completion;

(t)	deliver all documents of title held relating to the Assets, by leaving them at the Properties where they are located;

(u)	the NMK Records by delivery at the places where they are located;

(v)	confirmation that no Encumbrances are registered over the Assets;

(w)	deliver duly executed forms or consents reasonably required by the Buyer to enable the utility services provided to the Business at the Properties (including gas, water, electricity, sewerage and telephone, facsimile and other communication services (with the benefit of the same numbers)) to be transferred to the Buyer with effect from the Completion Date;

(x)	deliver all other documents of title to the Assets, together with executed transfers and assignments necessary to vest legal title to the Assets in the Business;

(y)	deliver original copies of the Business Contracts; and

(z)	deliver any other document or thing reasonably necessary to give full effect to this document as it relates to the Assets.

6.3	Obligations of the Buyer

The Buyer must at Completion:

(a)	pay the Completion Payment; and

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(b)	deliver to the Seller:

(i)	duly executed counterparts of any document to be delivered by the Seller at Completion to which the Buyer or any related body corporate of the Buyer is a party;

(ii)	written consents to act by persons nominated by the Buyer as directors, secretaries and other relevant officers of each Company;

(iii)	and if necessary, execute the securities, specified in schedule 9 which are required as security for the part of the Purchase Price which is paid after Completion in accordance with clause 4.1(a)(ii), 4.1(a)(iii) and 4.1(a)(iv).

(iv)	to the extent that the parties have been able to obtain such for the Business Contracts by Completion, a deed of assignment or deed of novation duly executed by all parties other than the Seller.

6.4	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this document are interdependent so that no delivery or payment is taken to have been made until all deliveries and payments have been made; and

(b)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date.

6.5	Records

The Seller may retain after Completion copies of any Records necessary for the Seller to comply with any applicable law (including, without limitation, any applicable Tax law) and to prepare Tax or other returns required of them by law.

6.6	Property Transactions

(a)	This agreement is interdependent with the Property Transaction Agreements and neither the Seller nor the Buyer is obliged to complete under this agreement unless each of the Property Transaction Agreements are able to complete on the Completion Date.

(b)	If the Buyer is entitled to terminate the Property Transaction Agreement prior to Completion, then the Buyer will also be entitled to immediately terminate this agreement for convenience and the Seller will procure the refund of the Deposit to the Buyer within five Business Days of the date of termination.

(c)	If this agreement is terminated under pursuant to this clause, the parties must comply with clause 2.6 of this agreement.

7.	Completion Accounts

7.1	Completion Accounts

The Buyer must as soon as practicable, and in any event no later than 40 Business Days after Completion, produce a consolidated list of assets and liabilities of the Business as at the close of business on the Business Day prior to the Completion Date and a determination of the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and whether any Income Tax is payable or refundable by any of the Companies in relation to the period on or before the Completion Date.

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7.2	Basis of preparation

The Completion Accounts must be prepared, and the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and the Income Tax payable/refundable must be calculated, in accordance with the principles used to prepare and complete the Accounts.

7.3	Access to information

The Seller must ensure that all information and assistance requested by the Buyer is given to them to enable preparation the Completion Accounts and must permit representatives of the Buyer to have reasonable access to and to take extracts from or make copies of any records retained by the Seller to prepare the Completion Accounts.

7.4	Review of Completion Accounts

(a)	If the Seller does not dispute the Completion Accounts or the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and the Income Tax payable/refundable within 10 Business Days after the date on which it is given a copy of them under clause 7.1 (Final Objection Date), they will be taken to be the final Completion Accounts and the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and the Income Tax payable/refundable will be final and binding on the parties. If the Seller disputes the Completion Accounts before the Final Objection Date, they must give the Buyer a notice (Dispute Notice) before the Final Objection Date setting out:

(i)	reasonable details of each matter in dispute; and

(ii)	the reasons why each matter is disputed.

(b)	Within 10 Business Days of receiving a Dispute Notice, the Buyer must give the Seller a response in writing on the disputed matters (Response).

(c)	If the Seller and the Buyer have not resolved the dispute within 10 Business Days of the Buyer giving the Response, the dispute must promptly be submitted for determination to the Independent Accountant to determine the matter or matters in dispute in accordance with clause 7.5 and the final Completion Accounts and Working Capital Amount will be those provided under clause 7.1 as varied by the determination of the Independent Accountant.

7.5	Independent Accountant

(a)	Any disputed matter referred to the Independent Accountant must be resolved in accordance with the procedures set out in this clause.

(b)	The Independent Accountant must be agreed by the Buyer and the Seller. If the Buyer and the Seller cannot agree within 20 Business Days of delivery of the Response by the Buyer, then the Independent Accountant will be nominated, at the request of either the Buyer or the Seller, by the President of the Law Society of Queensland or his or her nominee on instruction that the selected accountant be a chartered accountant with at least 10 years’ experience that is or has been a partner of a national firm.

(c)	The disputed matters must be referred to the Independent Accountant by written submission which must include copies of relevant documentation relating to the dispute and reference to the relevant provisions of this agreement.

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(d)	The Independent Accountant must be instructed to finish its determination as soon as practicable and in any event no later than 20 Business Days after its appointment (or other period agreed by the Buyer and the Seller).

(e)	Each of the Buyer and the Seller must promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination.

(f)	All correspondence between the Independent Accountant and a party must be copied to the other parties.

(g)	The Independent Accountant shall act as an independent expert and not an arbitrator. The Independent Accountant’s decision will be conclusive, final and binding on the parties (except in the case of manifest error or negligence).

(h)	The costs of the Independent Accountant will be paid by the Buyer and Seller equally.

8.	Obligations before Completion

8.1	Continuity of business

Until Completion, Seller must procure that the Companies do not, do anything other than carry on the Business in the ordinary course.

8.2	Restrictions on actions prior to Completion

(a)	Until Completion the Seller must not and must procure that the Service Entity do not, unless the Buyer otherwise agrees (which agreement must not be unreasonably withheld or delayed):

(i)	takes any action that the Buyer considers (acting reasonably) would have a material and adverse affect on the financial position or performance of the Business;

(ii)	enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment relating to the Assets or the Business;

(iii)	enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment with the Seller where that entry, variation, termination or provision of consent, release or waiver, results in a Material Adverse Change;

(iv)	acquires, disposes of or agrees to acquire or dispose of an Asset (other than in the ordinary course of business);

(v)	creates an Encumbrance over any of the Assets;

(vi)	ceases operating any of its undertakings or makes any substantial change in the operations of any of its undertakings;

(vii)	enters into or resolves to enter into any compromise, arrangement, scheme or other form of arrangement with a creditor, receiver, receiver and manager, administrator or other controller in relation to any of its assets or undertakings other than in the ordinary course of business;

(viii)	hires a person or ends the employment of an Employee, or alters the terms of employment or benefits of an Employee;

(ix)	engages a contractor or ends the engagement of a Contractor, or alters the terms of engagement of a Contractor;

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(x)	revalues any of the Assets; or

(xi)	does or omits to do anything that would make any Warranty false or inaccurate in a material sense.

(b)	Until Completion the Seller must, unless the Buyer otherwise agrees (which agreement must not be unreasonably withheld or delayed), ensure that no Company:

(i)	takes any action that the Buyer considers (acting reasonably) would have a material and adverse affect on its financial position or performance;

(ii)	enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment relating to its business;

(iii)	enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment with any Company where that entry, variation, termination or provision of consent, release or waiver, results in a Material Adverse Change;

(iv)	enters into, varies or repays a contract or commitment relating to borrowings or other financial accommodation where that entry, variation or repayment results in a The Seller Warranty;

(v)	incurs capital expenditure (other than in the ordinary course of business);

(vi)	incurs any liability or discharges or settles any liability (other than in the ordinary course of business);

(vii)	acquires, disposes of or agrees to acquire or dispose of an Asset (other than in the ordinary course of business);

(viii)	creates an Encumbrance over any of its Assets;

(ix)	ceases operating any of its undertakings or makes any substantial change in the operations of any of its undertakings;

(x)	enters into or resolves to enter into any compromise, arrangement, scheme or other form of arrangement with a creditor, receiver, receiver and manager, administrator or other controller in relation to any of its assets or undertakings other than in the ordinary course of business;

(xi)	hires a person or ends the employment of an employee, or alters the terms of employment or benefits of an employee without the prior consent of the Buyer which cannot unreasonably be withheld;

(xii)	engages a contractor or ends the engagement of a contractor, or alters the terms of engagement of a contractor without the prior consent of the Buyer which cannot unreasonably be withheld;

(xiii)	allots or issues, or agrees to allot or issue, any shares or other securities (including any options or convertible securities) in its capital;

(xiv)	redeems, buys back, reduces or cancels any shares or other securities in its capital;

(xv)	varies or cancels any rights or restrictions attached to shares or other securities in its capital;

(xvi)	alters (including by way of consolidation or division) its capital in any way;

(xvii)	modifies or repeals its constitution;

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(xviii)	revalues any Assets; or

(xix)	does or omits to do anything that would make any Warranty false or inaccurate in a material sense.

8.3	Dividends

Notwithstanding any other provision of this document, the parties acknowledge and agree that nothing will limit or prevent the Companies from declaring and paying a dividend at any time up to and including the Completion Date provided that the Seller must ensure that as at the Completion Date the Companies have sufficient cash to cover:

(a)	any withholding tax payable by the Companies in connection with the declaration and payment of the dividends; and

(b)	any undrawn cheques from the Companies that are outstanding as at the Completion Date.

9.	Title and risk

9.1	Title

Title to the Shares passes to the Buyer at Completion.

9.2	Possession

Possession of the Assets and risk related to the Assets is given and taken at Completion.

10.	Trading responsibilities

10.1	Profits and Losses

Subject to Completion occurring, all profits and losses relating to the conduct of the Business:

(a)	in the period up to and including the Completion Date, belong to the Seller; and

(b)	in the period from the Completion Date, belong to the Buyer.

10.2	Liabilities

Subject to Completion occurring, and subject to clauses 10.1, 11.3 and 11.6, all Liabilities relating to the conduct of the Business:

(a)	in the period up to and including the Completion Date, are the responsibility of the Seller and the Seller will indemnify the Buyer from and against those Liabilities (irrespective of whether the Liability arises before or after the Completion Date); and

(b)	on and from the Completion Date, are the responsibility of the Buyer and the Buyer indemnifies the Seller from and against those Liabilities.

10.3	Receivables

(a)	The Seller will use their reasonable endeavours to procure the assignment of the bank accounts used exclusively for the Business from the Seller to the Buyer at Completion.

(b)	If all or any of the bank accounts of the Business cannot be assigned by the Seller to the Buyer at Completion, the Seller must ensure a representative, nominated by the Buyer in writing to the Buyer, has exclusive authority to operate those bank accounts on behalf of the Buyer.

(c)	The Buyer will indemnify the Seller for all fees and penalties payable in relation to the bank accounts from Completion.

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11.	Assignment or novation of Business Contracts

11.1	Assignment

(a)	Subject to Completion, and on and with effect from the Completion Date, the Seller will procure from the Service Entity an assignment to the Buyer of all of the Service Entity’s rights under, benefits of and interests in and the Buyer will assume the burden of the Business Contracts in accordance with this clause 11.

(b)	This document does not constitute an assignment or an attempted assignment of any Business Contract if an assignment or attempted assignment requires the consent of the counterparty to the Business Contract and would constitute a breach of that Business Contract if an assignment were made without that consent.

11.2	Consent to transfer of Business Contracts

(a)	If the consent of any third party is required for the transfer of a material Business Contract to the Buyer under clause 11.1, the Seller will, from the date of execution of this agreement until Completion, use their best efforts to obtain the consent of that party on terms reasonably acceptable to the Buyer.

(b)	Pending the transfer of a material Business Contract to the Buyer under clause 11.1, the Seller must ensure that:

(i)	hold the benefits of the Business Contract on trust for the Buyer and account to the Buyer promptly after receipt by it for the value of any benefit of the Business Contract that arises (or relates to the period) after the Completion Date;

(ii)	enforce the Business Contract against any counterparty to it in the manner that the Buyer reasonably directs (and promptly following such direction) from time to time, at the expense of the Buyer; and

(iii)	not agree to any termination, amendment or variation of or waiver of any of the Seller’s or the Service Entity’s rights under the Business Contract without the prior written approval of the Buyer.

11.3	Performance of Business Contracts

(a)	The Seller must ensure that the Service Entity will perform and observe all obligations of the Seller and the Service Entity under the Business Contracts which are due to be performed (or relate to the period) on or before Completion.

(b)	The Buyer must, to the extent it lawfully can, assume, perform and observe all obligations of the Seller and the Service Entity under the Business Contracts which are due to be performed (or relate to the period) after Completion.

(c)	The Seller must procure that the Service Entity will, at the request and expense of and with the assistance of the Buyer, use its reasonable efforts to perform any obligation of it under the material Business Contracts which arises on or before Completion .

11.4	Use or occupation pending transfer

If the Property Leases have not been transferred to the Buyer by Completion under clause 2.1(g), the Seller must, to the extent they lawfully can, allow the Buyer to use or occupy the relevant Property, the subject of the Property Lease, as licensee from Completion until the transfer is completed.

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11.5	Seller and Service Entity to cooperate generally

Pending the transfer of a Business Contract to the Buyer under clause 11.1 and to give effect to the allocation of responsibility for performance of and Liability for a Business Contract under clauses 11.3 and 11.6, the Seller must fully cooperate with the Buyer in any reasonable arrangements designed to provide for the Buyer the benefits of the Business Contract subject to the Buyer assuming the burden of the Business Contract, including the Seller duly performing the Business Contract by subcontracting the obligations involved to the Buyer on the same terms as those in the Business Contract or delegating management and performance of the Business Contract to the Buyer to the extent reasonably practicable to do so.

11.6	Buyer’s indemnity

Subject to Completion occurring, the Buyer indemnifies the Seller from and against all Liabilities suffered, paid or incurred by the Seller from:

(a)	any breach, non-performance or non-observance of any obligation of the Buyer under a Business Contract which is due to be performed (or relates to the period) after the Completion Date, except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Seller or the Service Entity (other than at the direction of the Buyer);

(b)	any Claim made by a counterparty under a Business Contract arising from events, acts or omissions occurring after the Completion Date except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Seller or the Service Entity (other than at the direction of the Buyer); and

(c)	any breach by the Buyer of clause 11.3.

11.7	Seller’s indemnity

Subject to Completion occurring, the Seller indemnifies the Buyer from and against all Liabilities suffered, paid or incurred by the Buyer from:

(a)	any breach, non-performance or non-observance of any obligation of the Service Entity under a Business Contract which is due to be performed (or relates to the period) up to and including the Completion Date, except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Buyer (other than at the direction of the Service Entity);

(b)	any Claim made by a counterparty under a Business Contract arising from events, acts or omissions occurring up to and including the Completion Date except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Buyer (other than at the direction of the Asset Seller); and

(c)	any breach by the Asset Seller of clause 11.3.

11.8	Transfer of Business Contract unavailable

If, despite their reasonable efforts the Seller and the Buyer are unable to (including because any third party consent required cannot be obtained) transfer a Business Contract under clause 11.1 within one month from Completion:

(a)	the Buyer may, by written notice to the Seller, require the Seller to use their best efforts to procure that the Business Contract is terminated with, in so far as reasonably practicable; and

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(b)	the Buyer agrees that they will then not have any further claim or right against the Seller in relation to that Business Contract under this document.

There will be no adjustment to the Purchase Price as a result of any such termination, non assignment or non novation.

11.9	Change of control provisions in contracts

If any Business Contract, Property Leases or any statutory licences, consents, approvals or authorisations necessary for carrying on the Business requires the consent of a third party to the continuation of that contract, licence, consent, approval or authorisation as a result of the Buyer acquiring the Shares:

(a)	the Seller must, between the date of this document and Completion, use their best efforts to obtain the consent of that party on terms reasonably acceptable to the Buyer; and

(b)	the Seller must provide all assistance and information reasonably required by the Buyer to secure such consents.

12.	Warranties by Seller

12.1	Warranties

The Seller warrants to the Buyer that the Warranties are true in all material aspects, at the date of this document and will remain true and accurate until Completion and on Completion.

12.2	Reliance of Buyer

The Seller acknowledges that the Buyer enters into this document in reliance on the Warranties.

12.3	Indemnity

The Seller indemnifies the Buyer against all Claims and Liabilities arising from or connected with a breach of any Warranty.

12.4	Application of the Warranties

Each of the Warranties:

(a)	remains in full force and effect after Completion;

(b)	is separate and independent and is not limited by reference to any other Warranty.

12.5	Qualifications

The Warranties are given subject to and qualified by, and the Buyer is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance:

(a)	is fairly and accurately disclosed or recorded in this document; or

(b)	the Claim relates to a thing done or not done after the date of this document at the request of or with the approval of the Buyer.

12.6	Financial limits on Claims

(a)	The Seller has no liability for a Claim for a breach of any Warranty (including under clause 12.3) unless the amount of the Claim in respect of that breach exceeds $5,000 for individual Claims and $60,000 for aggregate Claims.

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(b)	The Seller and the Guarantor are jointly and severally liable in respect of any Claim made for breach of the Warranties.

12.7	Time limits on Claims

The Seller has no liability for breach of any Warranty unless:

(a)	in the case of a Claim relating to any Warranty including under clause 12.3, the Buyer has given written notice of the Claim to the Seller on or before 24 months after the Completion Date, and the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Buyer against the Seller within 12 months of the Claim being notified by the Buyer; or

(b)	in the case of a Claim relating to a Tax Warranty, the Buyer has given written notice of the Claim to the Seller on or before 48 months after the Completion Date, and the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Buyer against the Seller within 12 months of the Claim being notified by the Buyer.

12.8	Other limits on Claims

(a)	The liability of the Seller in respect of any Claim for breach of any Warranty otherwise under this document is reduced or extinguished (as the case may be) to the extent that:

(i)	the subject matter of any Claim is accurately provided for in the Completion Accounts; or

(ii)	the Claim has arisen as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Buyer after Completion (except where any act is required to comply with law); or

(iii)	the Claim is as a result of or in respect of, or where the Claim arises from, any increase in the rate of Tax liable to be paid or any imposition of Tax not in effect at the date of this document; or

(iv)	the Claim occurs or is increased as a result of legislation not in force or in effect at the date of this document; or

(v)	the Claim occurs as a result of a change after the date of this document in any law or interpretation of law.

12.9	Maximum aggregate liability for Claims

(a)	The maximum aggregate liability of the Seller as a result of all Claims for all breaches of Warranties under this agreement is limited to an amount equal to 100% of the Purchase Price.

12.10	Exclusions

Clauses 12.6, 12.7 or 12.9 do not apply to any breach of the Tax Warranties or the Title Warranties.

12.11	Warranty payments

Any payment made in respect of a Claim for breach of a Warranty is deemed to be a reduction in the Purchase Price.

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12.12	Deduction from payments

The Buyer will be entitled to set-off any amount owing by any of the Seller and Guarantor to the Buyer pursuant to this clause 12 or any other part of this agreement from any payment owing to the Seller and Guarantor whether under this agreement or otherwise.

12.13	Benefits or credits received by a Company or the Purchaser

If any payment in respect of a Claim under the Warranties is made to the Buyer by or on behalf of the Seller and after the payment is made to the Buyer or any Company receives or becomes unconditionally entitled to any benefit or credit in relation to the subject matter of the Claim (including payment under any insurance policy), then the Buyer:

(a)	must immediately notify the Seller of the benefit or credit; and

(b)	pay to the Seller an amount equal to the amount of the benefit or credit received by the Buyer or Company.

13.	Tax indemnity

13.1	Indemnity

The Seller indemnifies the Buyer against all Claims and Liability arising from or connected with:

(a)	an Assessment, as a result of which any Company or the Seller is liable to make a payment in respect of Income Tax or other Tax liabilities arising as a result of, or in respect of, or by reference to an event occurring, or deemed for any Tax purpose to occur, on or before Completion; or

(b)	a breach of any Tax Warranty.

13.2	Payment of Tax Claims

Payments in respect of a Tax Claim must be made to the Buyer by whichever is the later of:

(a)	10 Business Days before the latest date on which that payment of Tax may lawfully be made without incurring any penalty, additional tax, interest or general interest charge for late payment (allowing for any deferrals granted by the Revenue Authority) (Due Date); and

(b)	15 Business Days after the Seller receives notice in writing from the Buyer providing relevant particulars of the Assessment (with copies of all supporting documentation).

13.3	Notification of potential Tax Claims

If the Buyer or a Company:

(a)	receive a letter, request, demand, notice or communication (communication); or

(b)	intend to lodge a self-assessed return that will have effect as a deemed assessment (return), that may reasonably be related to or give rise to a Tax Claim, the Buyer must:

(c)	within 20 Business Days after the receipt of the communication, inform the Seller and provide a copy of any document received relating to the communication;

(d)	not later than 20 Business Days before a lodgement of the return, inform the Seller and provide a copy of the return or the relevant parts of the return, and must consult in good faith with the Seller concerning the reasons for the return;

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(e)	subject to any applicable statutory obligations, not engage in any discussions, negotiations or confer with any representative of the Revenue Authority concerning the communication without first complying with the requirements of clauses 13.3(f); and

(f)	give the Seller reasonable access to the books and records within the possession of the Buyer and the Companies to enable the Seller to examine and consider the communication or return and to take copies of them at the expense of the Seller.

13.4	Conduct of Tax Claims

(a)	If the Buyer becomes aware of a Tax Claim, the Buyer must give timely and written notice of it to the Seller.

(b)	The Buyer must ensure that the Seller has, at the expense of the Seller, reasonable access to the personnel of the Buyer and the Companies (Purchaser Group) and to books and records within the custody, power, possession or control of the Purchaser Group to enable the Seller to examine and consider the Tax Claim.

13.5	No discussions with Revenue Authority

Subject to any applicable statutory obligations, the Buyer must not engage in any discussions or negotiations with or confer with, and must ensure that no Company engages in any discussions or negotiations with or confers with, any representatives of the Revenue Authority concerning the Tax Claim without first complying with the requirements of clause 13.3.

13.6	Refunds

The following procedure applies to refunds:

(a)	If at any time after the Completion Date a Company receives a refund or credit in respect of any Tax levied on the Company in respect of a tax year or part of a tax year prior to Completion:

(i)	the Buyer must promptly pay, or must ensure that the Company promptly pays, to the Share Seller an amount equal to the lesser of:

(A)	the amount of the refund or credit (together with any interest paid by the Revenue Authority, less any Tax payable by the Company on that interest received and less any expenses incurred by the Company in relation to the refund or credit) to the extent that it has not been provided for in the Completion Accounts or in prior years’ accounts of the Company or another Company; and

(B)	the amount of any payment made under clause 4.2(f) which relates to the refund or credit, less any expenses incurred by the Buyer or the relevant Company in relation to the refund or credit; and

(ii)	the payment by the Buyer under this provision is by way of, and has effect as, an increase in the Purchase Price.

13.7	Purchase Price adjustment

If any amount becomes due and payable by the Seller in respect of a Tax Claim, the amount must be treated as a decrease in the Purchase Price.

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14.	Representations by the Buyer

14.1	Representations

The Buyer represents and warrants to the Seller that each of the following statements is true and accurate at the date of this document and will be true and accurate on the Completion Date:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power to enter into and perform its obligations under this document and to carry out the transactions contemplated by this document;

(c)	it has taken all necessary action to authorise its entry into and performance of this document and to carry out the transactions contemplated by this document; and

(d)	its obligations under this document are valid and binding and enforceable against it in accordance with their terms.

15.	Employees and Contractors

15.1	Offers of employment

(a)	On or before the Completion Date, the Buyer must make offers to all of the Employees. The offers must be:

(i)	in a form which offers to each Employee terms and conditions of employment that are substantially similar to, and no less favourable than, that Employee’s current terms and conditions of employment, and which states that the Buyer will recognise the Employee’s prior service with the Seller or Service Entity (as envisaged by clause 15.4) and will assume responsibility for all accrued and untaken or pro rata leave entitlements of the Employee (as envisaged by clause 15.5);

(ii)	conditional on the Employee granting a waiver of any entitlement to redundancy compensation or notice from the Seller or Service Entity;

(iii)	conditional on Completion occurring; and

(iv)	expressed to take effect on Completion.

15.2	Release of employment of Transferring Employees

At Completion, the Seller or Service Entity must release from their employment (with effect from Completion) all Transferring Employees who have by Completion accepted an offer of employment made in accordance with clause 15.1.

15.3	Seller’s payment obligations

On the Completion Date, the Seller or Service Entity must, in respect of each Transferring Employee, pay:

(a)	to the Transferring Employee all amounts to which that Transferring Employee is or may become entitled by law or under any agreement or arrangement, on termination of employment in connection with wages, salary, commission, bonuses or allowances accruing or arising in respect of the period up to and including the Completion Date (other than in respect of annual leave (unless requested by the Transferring Employee) and long service leave); and

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(b)	all employer superannuation due to be made by the Seller or Service Entity in respect of the period of employment up to and including the Completion Date in respect of that Transferring Employee.

15.4	Prior Service

The Buyer agrees that, subject to any relevant statute or agreement, for the purpose of calculating any benefit arising under any statute, industrial instrument, award, agreement or contract of employment between the Buyer and a Transferring Employee, the period of service (including any period of service deemed by law or agreement) which a Transferring Employee has had with the Seller or the Service Entity immediately before and continuous with the commencement of employment with the Buyer is to be deemed service with the Buyer and the continuity of the period of service of the Transferring Employee is to be deemed not broken because the Transferring Employee ceases to be an employee of the Seller or Service Entity and becomes an employee of the Buyer.

15.5	Assumption of leave benefits

The Buyer will assume, recognise, and become solely responsible for all accrued and untaken or pro rata entitlements of each Transferring Employee for annual leave, bereavement leave, sick leave and long service leave as at the Completion Date.

15.6	Seller’s indemnity

Subject to Completion occurring, the Seller indemnifies the Buyer against all Liabilities suffered, paid or incurred by the Buyer from:

(a)	any Claim by any Transferring Employee for any wages, salary, commission, bonuses and other benefits or entitlements accruing to the Transferring Employee on or before the Completion Date (other than leave entitlements which the Buyer assumes under clause 15.5);

(b)	any breach by the Seller or Service Entity of their statutory, contractual or other legal obligations to a Transferring Employee on or prior to the Completion Date; and

(c)	any Claim arising by reason of, or in connection with, termination and/or redundancy payments to, or entitlements of any Transferring Employee arising from the release of his or her employment by the Seller or Service Entity as envisaged by clause 15.1(a)(iv), on or prior to the Completion Date.

15.7	Seller’s Obligations

Subject to Completion occurring, the Seller will pay and discharge:

(a)	Compensation Claims: all liability for pay in lieu of notice, redundancy compensation, compensation for unjustifiable dismissal payable or becoming payable to any Employee as a result of that Employee not accepting employment with the Buyer.

(b)	Breach of Contract: all liability arising as a result of any breach by the Seller or the Service Entity occurring on or before Completion of any employment agreement between the Seller or Service Entity and any of the Employees.

15.8	Contractor Agreements

(a)	On or before the Completion Date, the Buyer or a nominee of the Buyer must make offers to Contractors to enter into new contractor agreements. The offers must be:

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(i)	in a form which offers to each Contractor terms and conditions that are substantially similar to, and no less favourable than, the existing contractor agreements;

(ii)	conditional on Completion occurring; and

(iii)	expressed to take effect on Completion.

(b)	The Seller and/or the Service Entity must ensure that all amounts owing to the Contractors under the existing contractor agreements up to the Completion Date are paid.

16.	Restraint

16.1	Defined terms

In this clause 16:

Engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

Prohibited Persons means:

(a)	the Seller;

(b)	the Guarantor; and

(c)	any Associate of the Seller (other than the Companies).

16.2	Prohibited activities

The Seller undertakes to the Buyer that the Prohibited Persons will not directly or indirectly:

(a)	engage in a business or an activity that is:

(i)	the same or similar to the Business or any material part of the Business; and

(ii)	in competition with the Business or any material part of the Business;

(b)	solicit, canvass, approach or accept an approach from a person who was at any time during the six months ending on the Completion Date a customer of the Business with a view to obtaining their custom in a business that is the same or similar to the Business and is in competition with the Business;

(c)	interfere with the relationship between the Business and its customers, employees or suppliers as it relates to the Business; or

(d)	induce or help to induce an employee of the Business to leave their employment as it relates to the Business.

16.3	Duration of prohibition

The undertakings in clause 16.2 begin on the Completion Date and end:

(a)	on the fifth anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

(b)	on the fourth anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

(c)	on the third anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

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(d)	on the second anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

(e)	12 months after the Completion Date.

16.4	Geographic application of prohibition

The undertakings in clause 16.2 apply only if the activity prohibited by clause 16.2 occurs within:

(a)	the City of Brisbane, the City of Logan, and the City of the Gold Coast, or if that region is held to be invalid or unenforceable; then

(b)	the City of Brisbane, or if that region is held to be invalid or unenforceable; then

(c)	100Km radius of any of the Properties, or if that region is held to be invalid or unenforceable; then

(d)	50Km radius of any of the Properties, or if that region is held to be invalid or unenforceable; then

(e)	25Km radius of any of the Properties, or if that region is held to be invalid or unenforceable; then

(f)	10Km radius of any of the Properties.

16.5	Interpretation

Clauses 16.2, 16.3 and 16.4 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in clause 16.2, with each period in clause 16.3, and combining each of those combinations with each area in clause 16.4. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of clauses 16.2, 16.3 and 16.4.

16.6	Exceptions

This clause 16 does not restrict a Prohibited Person from:

(a)	performing any agreement with a Company or the Buyer; or

(b)	holding 5% or less of the shares of a listed company.

16.7	Acknowledgments

The Seller and the Guarantor acknowledge that:

(a)	all the prohibitions and restrictions in this clause 16 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

(b)	damages are not an adequate remedy if a Prohibited Person breaches this clause 15; and

(c)	the Buyer may apply for injunctive relief if:

(i)	a Prohibited Person breaches or threatens to breach this clause 15; or

(ii)	it believes a Prohibited Person is likely to breach this clause 15.

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17.	Guarantee and indemnity

17.1	Guarantee

The Guarantor guarantees to the Buyer that the Seller will promptly and completely observe and perform all of its respective obligations under or in connection with this document, and on notice from the Buyer will promptly and completely observe and perform all of the Seller’s respective obligations under or in connection with this document if any of the Seller fails to do so within the time stipulated by this document (or within a reasonable time if no time is stipulated).

17.2	Indemnity

If the Seller is not bound by some or all of its respective obligations under this document, or if for any other reason the guarantee in clause 17.1 is not effective, the Guarantor agrees, by way of indemnity and principal obligation, to indemnity the Buyer against any Liability or Claim and to pay to the Buyer the amount which would have been payable by the Guarantor to the Buyer under the guarantee in clause 17.1 had the guarantee been effective and the Seller been bound.

17.3	Liability to continue

The Guarantor remains liable under this clause 17 even if:

(a)	the Seller:

(i)	enters into any composition or scheme or deed of arrangement with creditors; or

(ii)	enters into receivership, administration or liquidation or is wound up or dissolved;

(b)	the Buyer cannot for any reason enforce this document against the Seller;

(c)	the Buyer, for any reason, has not exercised or does not exercise all or any 1 or more of its rights or powers:

(i)	against the Seller; or

(ii)	respecting any other security or surety against which the Buyer may claim to satisfy any liability of the Seller;

(d)	the Buyer grants any time or other indulgence or concession to the Guarantor or the Seller; or

(e)	the Guarantor becomes a bankrupt or is otherwise incapacitated.

17.4	No release

Until the Buyer has received in full all money to which this clause 17 applies:

(a)	this clause 17 continues to bind the Guarantor;

(b)	the Guarantor and any person controlled by the Guarantor is not entitled to prove in the liquidation of the Seller in competition with the Buyer; and

(c)	the Guarantor is not entitled to claim the benefit of any security which the Guarantor may hold.

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18.	Confidentiality and publicity

18.1	Confidentiality

(a)	A party may only disclose anything in respect of this document or the terms of sale of the Shares as required by applicable law but to the extent possible, it must consult with the other parties before making the disclosure and use its reasonable endeavours to agree on the form and content of the disclosure.

(b)	A party may disclose anything in respect of this document or the terms of the sale of the Shares to the officers, employees and professional advisers of that party and its related bodies corporate but it must use its reasonable endeavours to ensure all matters disclosed are kept confidential.

(c)	From Completion, the Seller and the Guarantor must keep confidential and must not use any Confidential Information relating to the Companies, the Assets, the Business, or the Buyer.

18.2	Announcements

A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this document unless:

(a)	it is required to be made by law or the Listing Rules of ASX or the rules of any other public stock exchange on which a party’s securities are quoted for trading; or

(b)	it has the prior written approval of each of the Buyer and the Guarantor.

19.	GST

19.1	Interpretation

Words and expressions used in this clause 19 not defined will have the meaning given to those words or expressions in the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or similar legislation relating to GST.

19.2	GST gross up

If a Party makes a supply under or in connection with this Agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 19.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

19.3	Going concern

(a)	Notwithstanding clause 19.2, the Seller and the Buyer agree that the sale of the Business (through the sale of Shares) under this document is the supply of a GST-free going concern by the Seller to the Buyer for the purposes of section 38-325 of A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(b)	The Buyer warrants and represents that it is registered for GST and will be so registered at Completion.

(c)	The Seller warrants and represents that it is registered for GST and will be so registered at Completion.

19.4	Reimbursements

If a Party must reimburse or indemnify another Party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other Party is entitled to for the loss, cost or expense, and then increased in accordance with clause 19.2.

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19.5	Tax invoice

A Party need not make a payment for a taxable supply made under or in connection with this Agreement until it receives a tax invoice for the supply to which the payment relates.

20.	Notices and other communications

20.1	Service of notices

A notice, demand, consent, approval or communication under this document (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender;

(b)	hand delivered or sent by prepaid post or email to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender; and

(c)	in relation to a Notice to the Seller need only be given to the Guarantor.

20.2	Effective on receipt

A Notice given in accordance with clause 20.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, the second Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by email, at the date and time the email was sent, as recorded by the sender’s email server, unless the sender receives an automated delivery failure notice, in which case notice is deemed not to be given or received, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

21.	Miscellaneous

21.1	Alterations

This document may be altered only in writing signed by each party.

21.2	Approvals and consents

Except where this document expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this document.

21.3	Assignment

A party may only assign this document or a right under this document with the prior written consent of each other party.

21.4	Costs

Each party must pay its own costs of negotiating, preparing and executing this document.

21.5	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this document or any transaction contemplated by this document, must be paid by the Buyer.

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21.6	Survival

Any indemnity or any obligation of confidence under this document is independent and survives termination of this document. Any other term by its nature intended to survive termination of this document survives termination of this document.

21.7	Counterparts and Electronic Copies

This document may be executed in counterparts. All executed counterparts constitute one document. A Party who has executed a counterpart of this Deed may exchange it with another Party by faxing or sending by other electronic means the executed counterpart to that other Party, and if requested by that other Party, will promptly deliver the original by hand or post. Failure to make that delivery will not affect the validity of this Deed.

21.8	No merger

The rights and obligations of the parties under this document do not merge on completion of any transaction contemplated by this document.

21.9	Entire agreement

(a)	This document constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

(b)	Each party warrants to each other party that it has relied entirely on its own investigations (including independent advice received by it) and has not relied on any representation, including negligent misrepresentation, of any other party about the matters contained in this agreement or the negotiations relating to or leading up to this agreement.

21.10	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this document and any transactions contemplated by it.

21.11	Severability

A term or part of a term of this document that is illegal or unenforceable may be severed from this document and the remaining terms or parts of the term of this document continue in force.

21.12	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

21.13	Relationship

Except where this document expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

21.14	Governing law and jurisdiction

This document is governed by the law of Queensland, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia.

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Signing page

EXECUTED as an agreement.

Executed by **No More Knots Holdings Pty Ltd ACN 656 670 736** in accordance with section 127 of the *Corporations Act 2001*:

Company secretary	Director
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Jentrevorkel Pty Ltd ACN 141 848 311 As Trustee For The KJTT Investment Trust ABN 64 470 474 664** in accordance the KJTT Investment Trust Deed:

DocuSigned by: 1C394625442543B...	DocuSigned by: 1C394625442543B... Director
Kelly Renae Townsend	Kelly Renae Townsend
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Kelly Renae Townsend** in the presence of:

DocuSigned by: Mark Harley 020B778971064E0...	DocuSigned by: 1C394625442543B
Signature of Witness	Kelly Renae Townsend
Mark Harley	
Name of Witness (BLOCK LETTERS)

Signing page

EXECUTED as an agreement.

Executed by **No More Knots Holdings Pty Ltd ACN 656 670 736** in accordance with section 127 of the *Corporations Act 2001:*

Company secretary	'i>oLC' Director
	----------+A--+-L\ - .
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Jentrevorkel Pty Ltd ACN 141848311 As Trustee For The KJTT Investment Trust ABN 64 470 474 664** in accordance the *KJTT* Investment Trust Deed:

Company secretary	Director
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)